Exhibit 99.1

                    Mitek Systems Announces Fiscal
               Fourth Quarter and Year-End 2003 Results

   POWAY, Calif.--(BUSINESS WIRE)--Nov. 18, 2003--Mitek Systems, Inc. (Nasdaq:MITK), a leading developer of automated check imaging and document processing solutions, today announced financial results for the fourth quarter and fiscal year ended September 30, 2003.
   Net sales for the fiscal fourth quarter of 2003 were $1.7 million, compared with $3.9 million in the same quarter last year, and $3.0 million in the third quarter of fiscal 2003.
   Gross margin for the fiscal fourth quarter of 2003 was 40 percent, compared with 60 percent for the same quarter last year, and 54 percent in the third quarter of fiscal 2003. The decline in gross margin was primarily due to a larger percentage of sales from lower margin, bank hardware products.
   Fiscal fourth quarter 2003 total costs and expenses were $2.3 million, or 134 percent of net sales, relatively unchanged from the $2.3 million, or 61 percent of net sales, reported in the same quarter last year. Sequentially, total costs and expenses decreased from $2.6 million, or 86 percent of net sales, in the third quarter of fiscal 2003.
   Mitek reported a fiscal fourth quarter 2003 net loss of $(1.6) million, or $(0.15) per basic and diluted share, compared with a net loss of $(15,000), or breakeven per basic and diluted share, for the same fiscal quarter of last year. The net loss for the third quarter of fiscal 2003 was $(953,000), or $(0.09) per basic and diluted share.
   For the twelve months ended September 30, 2003, net sales were $11.6 million, a decrease of 11 percent from net sales of $13.1 million reported for fiscal 2002. Fiscal year 2003 net loss was $(2.5) million, or $(0.22) per basic and diluted share, compared with a net income of $397,000, or $0.04 per basic and diluted share, for fiscal year 2002.
   As of September 30, 2003, the Company had working capital of approximately $2.3 million and stockholders' equity of $2.6 million. The Company ended fiscal year 2003 with no bank borrowings and cash and investments of $1.8 million, compared with $760,000 at September 30, 2002.
   Commenting on the fourth quarter results, Mitek's President and CEO James B. DeBello said, "Despite our aggressive sales efforts, many customers we pursued during the quarter were reluctant to commit to capital equipment purchases and chose to prolong their decision-making due, we believe, to persistent economic uncertainties. As a result, we experienced a revenue shortfall in the fourth quarter."
   DeBello continued, "On a positive note, shortly following the end of our fiscal year in October, the long-awaited Check Clearing for the 21st Century Act, or Check 21, was signed into law. A major technological advancement in the banking industry, Check 21 is expected to dramatically reduce bank operating costs by allowing banks to substitute electronic check images for paper checks in the clearance and settlement process. We believe this new regulation opens up a number of sales opportunities for our solutions. We are currently executing on a Check 21 implementation plan for our existing and future bank customers.
   "Building on our core check-imaging business, we believe an additional catalyst to revenue growth is the expanding market opportunity for our fraud protection solutions. With our award-winning FraudProtect(TM) platform and several new products in development, we believe that we have the best-in-industry solutions to help our bank customers detect fraud and prevent losses. One of the most prevalent problems facing banking institutions of all sizes is check fraud. In 2001, it is estimated that criminals in the United States attempted over $4 billion of check fraud and that bank losses from these attempts approached $700 million. We believe this market segment is currently underserved, and as an innovator of check fraud solutions, we see a large potential for our products.
   "Fiscal 2003 was a challenging year, but we believe that our targeting of the fraud protection market segment, as well as the steps taken to strengthen our sales and marketing infrastructure, will position us to regain sales momentum. We are committed to the long-term success of Mitek Systems," concluded DeBello.

   Conference Call and Webcast

   Mitek Systems will host a conference call with a simultaneous Webcast today at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the Company's fourth quarter and fiscal year 2003 operating performance. The conference call, featuring President and CEO James B. DeBello and Chairman and CFO John M. Thornton, can be accessed live via the Internet at www.miteksys.com or www.fulldisclosure.com. Please go to either Web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the Webcast replays will be available for 90 days, or an audio replay will be available through November 28, 2003, by calling 888-266-2086 (703-925-2435 for international callers) and entering the passcode 718525.

   About Mitek Systems

   Mitek Systems is a premier provider of check fraud protection solutions for the banking industry and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document, and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners, and end users. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064, 858-513-4600, or visit our Web site at www.miteksys.com.

   Forward-Looking Statement Disclosure

   With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue, and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek, Mitek Systems, and FraudProtect are trademarks or registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

                          Mitek Systems, Inc.
                       Statements of Operations
                              (Unaudited)

                       THREE MONTHS ENDED       TWELVE MONTHS ENDED
                         September 30,             September 30,
                       2003         2002        2003         2002
                    ------------------------ -------------------------

NET SALES            $1,723,000  $3,852,000  $11,594,000  $13,083,000

COST OF GOODS SOLD    1,042,000   1,530,000    4,541,000    3,751,000
                    ------------ ----------- ------------ ------------
GROSS MARGIN            681,000   2,322,000    7,053,000    9,332,000

COSTS AND EXPENSES
 Operations             403,000     575,000    1,694,000    1,872,000
 Selling and
  marketing             859,000     557,000    3,768,000    3,014,000
 Research and
  development           561,000     574,000    2,242,000    2,049,000
 General and
  administrative        493,000     637,000    1,848,000    2,010,000
                    ------------ ----------- ------------ ------------
 Total costs and
  expenses            2,316,000   2,343,000    9,552,000    8,945,000

OPERATING INCOME
 (LOSS)              (1,635,000)    (21,000)  (2,499,000)     387,000

 Interest and other
  income (expense)
  - net                  10,000       6,000       18,000       10,000
                    ------------ ----------- ------------ ------------
INCOME (LOSS)
 BEFORE INCOME
 TAXES               (1,625,000)    (15,000)  (2,481,000)     397,000

PROVISION (BENEFIT)
 FOR INCOME TAXES            --          --       10,000           --
                    ------------ ----------- ------------ ------------
NET INCOME (LOSS)   $(1,625,000)   $(15,000) $(2,491,000)    $397,000
                    ============ =========== ============ ============

NET INCOME (LOSS)
 PER SHARE - BASIC
 AND DILUTED             $(0.15)     $(0.00)      $(0.22)       $0.04
                    ============ =========== ============ ============

WEIGHTED AVERAGE
 NUMBER OF COMMON
 SHARES OUTSTANDING
 - BASIC             11,183,656  11,138,455   11,154,489   11,132,867
                    ============ =========== ============ ============

WEIGHTED AVERAGE
 NUMBER OF COMMON
 SHARES AND COMMON
 SHARE EQUIVALENTS
 OUTSTANDING -
 DILUTED             11,183,656  11,138,455   11,154,489   11,327,163
                    ============ =========== ============ ============


                          Mitek Systems, Inc.
                       Condensed Balance Sheets
                              (Unaudited)

                                       September 30,    September 30,
                                           2003             2002
                                      ---------------- ---------------
ASSETS

Current assets                             $5,084,000      $7,381,000
Property and equipment - net                  321,000         380,000
Other assets                                  275,000         470,000
                                      ---------------- ---------------
TOTAL ASSETS                               $5,680,000      $8,231,000
                                      ================ ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                        $2,738,000      $2,738,000
Long-term liabilities                         369,000         466,000
                                      ---------------- ---------------
Total liabilities                           3,107,000       3,204,000
                                      ---------------- ---------------

Stockholders' equity:
  Common stock                                 11,000          11,000
  Additional paid-in capital                9,328,000       9,290,000
  Accumulated deficit                      (6,766,000)     (4,274,000)
                                      ---------------- ---------------
Total stockholders' equity                  2,573,000       5,027,000
                                      ---------------- ---------------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                     $5,680,000      $8,231,000
                                      ================ ===============

    CONTACT: Mitek Systems, Inc.
             John M. Thornton, 858-513-4600
               or
             Financial Relations Board
             Jocelyn Hunter, 415-248-3433 (Investor Contact)
             Linda Chien, 310-407-6547 (General Information)